EXHIBIT 1.1







                        [LETTERHEAD OF IPC HOLDINGS, LTD.]



                                            June 3, 1996



         Mr. Donald Kramer
         Co-Chairman
         Tempest Reinsurance Company, Ltd.
         14 Par-La-Ville Road
         Hamilton, HM 08 Bermuda

         Dear Mr. Kramer:

                   On behalf of the Board of Directors of IPC Holdings, Ltd., I am writing to submit the following proposal to combine our companies. We have always held Tempest in high regard and believe strongly that the combination of our companies will create a leading property catastrophe reinsurer in Bermuda. Because of the very significant benefits that this combination will provide to your Company and your shareholders, we ask that you and your Board of Directors give prompt and careful consid-eration to our proposal.

         Strategic Benefits of IPC/Tempest Amalgamation

                   The amalgamation of our two companies would create opportunities for long-term growth and provide the combined company with significant strategic advantages:

              - The amalgamation would, in a single step, expand our client relationships to a level that would otherwise require several years for either company to achieve on its own.

              - The combined company would be the third largest prop-erty catastrophe company in Bermuda in terms of mar-ket value and equity.

              - The amalgamation would create a company with a broader geographic spread of risk and an expected improved profitability.

              - The combined company would have a lower expense ratio since it would realize significant cost savings through consolidation of administrative activities and the continuation of AIG's existing relationship with IPC, which provides a lower cost structure than Tempest has under its current agreement with General Re.

              - The combined company would be focused on the property catastrophe reinsurance business, which we believe has greater prospects for high returns than joining with a







                   much larger, lower return, multiline insurer in a transaction having minimal synergies.

              - We expect this deal to be accretive on the basis of book value per share and first full year of earnings per share -- offering shareholders significant upside potential for stock appreciation.

         Terms

                   We propose that IPC and Tempest combine to form a new holding company ("New IPC"). In the transaction, Tempest shareholders would receive aggregate cash and stock consider-ation of $943 million, representing $180 per share. This amount would be subject to adjustment for changes in Tempest's book value from March 31, 1996 through the closing date. The consideration would be payable as follows:

                   $146 million - Payments from Tempest to General Re to
                                  (i) repurchase 75% of the Tempest
                                  shares held by General Re, (ii) cancel
                                  General Re's options to purchase Tem-
                                  pest shares and (iii) terminate all
                                  contractual arrangements between Gen-
                                  eral Re and Tempest.

                   $100 million - Cash dividend by Tempest on its re-
                                  maining shares ($22.60 per share), as
                                  adjusted for changes (positive or
                                  negative) in Tempest's book value from
                                  March 31, 1996 to the closing date
                                  (excluding the above payments to Gen-
                                  eral Re).

                   $697 million - Cash and New IPC common stock issued
                                  in an amalgamation.  Tempest share-
                                  holders would receive $157.40 per
                                  share, which they could elect to get
                                  paid either in cash or New IPC common
                                  stock, subject to certain limits.
                   ______________

                   $943 million   -    Total Consideration


                   In the opinion of Wachtell, Lipton, Rosen & Katz, IPC's U.S. counsel, the receipt of New IPC common stock in ex-change for Tempest shares should be tax-free to Tempest share-holders under the U.S. federal income tax laws. We note that no tax opinion is provided in the ACE proxy statement.

                   Our proposal contemplates a collar to protect the value of the New IPC stock to be received by Tempest sharehold-ers as long as the average price of the IPC stock during the ten-day measurement period prior to the shareholder meetings is not less than $18 and not more than $22. Tempest would have the right to terminate the agreement if the average IPC stock price was less than $16 during the measurement period unless IPC elected to top up the number of New IPC shares issued to Tempest shareholders. If IPC's stock price during the measure-ment period were to exceed $24, the number of New IPC shares to be issued would be adjusted in


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         order to put a cap on the maximum value of the consideration issued in the amalgamation of approximately $735 million
         (excluding the dividend). IPC would not have the right to "walk away" if the IPC stock price was above or below specified prices during the measurement period.

                   Under the cash/stock election for the amalgamation, Tempest shareholders would be able to elect to exchange their Tempest shares for either cash or stock, subject to certain proration only if the holders of less than 39% or more than 48% of the outstanding Tempest shares elect to take cash. The cash consideration in the amalgamation will constitute a minimum of $275 million and a maximum of $340 million, with the additional cash funded by AIG's equity commitment described below.

                   IPC shareholders would exchange their IPC shares in the transaction for New IPC shares on a one-for-one, tax-free basis.

         Comparison with ACE Amalgamation

                   Under the ACE transaction, Tempest shareholders (other than General Re) would receive a $9.66 cash dividend per share (based upon the March 31, 1996 balance sheet) and, assum-ing ACE's stock stays above $45, 3.2091 ACE ordinary shares for each Tempest share. Such number of ACE shares were valued at $154.04 based upon today's $48 closing price of ACE stock. In addition, Tempest shareholders would be entitled to an ad-ditional contingent dividend based upon the increase in book value from March 31, 1996, but only after making a provision for losses at the greater of actual incurred losses or 42% of year to date earned premiums.

                   The following chart summarizes the consideration pay-able per share to Tempest shareholders (other than General Re) under our proposal and under the ACE transaction, in each case based upon market prices of IPC and ACE stock on June 3, 1996:


                                         IPC                       ACE

            Dividend through     $22.60                     $9.66
            3/31/96

            Exchange             $157.40 in New IPC shares  $154.04 in ACE
                                                            shares

            Total                $180.00                    $163.70

            Contingent Dividend  Subject only to actual     Subject to
                                 losses                     greater of ac-
                                                            tual losses or
                                                            42% loss ratio


                   To fully appreciate our proposal, I would like to highlight some important comparisons between our proposal and the transaction contemplated by ACE:


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              -    Our overall proposal offers at least a $90 million,
                   or 11%, premium to the ACE transaction, as well as the prospect of significantly higher contingent divi-dends because our proposal does not assume a minimum 42% loss ratio. For example, if the actual loss ra-tio for the three months ended June 30, 1996 is 20%, we estimate that our proposal would result in an ad-ditional $10 million advantage compared to the ACE transaction.

              - Almost 50% of the aggregate consideration paid to Tempest shareholders (other than General Re) in our proposal is cash, compared to only 6% in the ACE transaction.

              - Our proposal provides Tempest shareholders protection from declines in the IPC share price up to 10%. In contrast, at the recent stock price levels, the value of the ACE proposal is at risk for any downward move-ment in ACE's stock price. Each $1 decline in the ACE stock price (down to a price of $45) will reduce the value of their offer by $13 million, and cor-respondingly increase the price advantage of our pro-posal.

              - Our proposal offers the potential for greater consid-eration if the IPC stock price appreciates above $22. In contrast, ACE (or Tempest) has the right to termi-nate the ACE transaction if the average ACE stock price during its measurement period is over $49. On May 31, 1996 -- the first day of ACE's measurement period -- the closing price of ACE stock was $49.

              - Our proposal provides General Re, your sponsor and principal shareholder, with aggregate consideration having the same value on a per share basis as paid to other Tempest shareholders, as well as the op-portunity to participate in the upside potential in the transaction through equity participation in New IPC and the contingent dividend. In return for such payment, General Re would be required to cancel its options and all of its contracts with Tempest. The following table compares the payments to General Re:

                                                      Payment to General Re
                                                          (in millions)

                                                         IPC         ACE

                   Cash payment for shares,
                   cancellation of options, and
                   termination of contracts             $146        $172

                   Dividend                                6         --

                   Stock (assuming 100% equity
                   election)                            $  43       --

                   Total                                $195        $172


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              -    Our proposal allows shareholders to continue to real-
                   ize the exceptional returns available in the property catastrophe reinsurance industry through a liquid investment in a top quality company, while allowing investors to realize a cash return on a portion of their holdings. Moreover, as we discussed earlier, we expect this transaction to be accretive on the basis of both book value per share and our first full year of earnings per share -- offering shareholders significant upside potential for stock appreciation.

              - In contrast, the ACE proposal forces your sharehold-ers either (i) to maintain an investment in a lower return company whose diversification could be achieved instead through an investment in ACE and an investment in existing Bermuda property catastrophe reinsurers or (ii) to receive cash through the sale of the ACE shares (in which case, they incur market risk as well as transaction costs).

         AIG Support and Equity Commitment

                   American International Group, Inc. ("AIG") is the largest shareholder of IPC and provides administrative and in-vestment management services to IPC pursuant to contractual arrangements. As you know, AIG is also a shareholder of Tem-pest and has expressed to Tempest shareholders its "deep reser-vations" about the proposed ACE transaction. AIG believes the ACE transaction provides inadequate value to Tempest sharehold-ers and is not a prudent diversification of Tempest. We have consulted with AIG regarding our proposal and have been in-formed that AIG strongly endorses it. AIG has also advised us that if our proposal were to be consummated, AIG would elect in the amalgamation to receive New IPC shares with respect to its entire investment in Tempest.

                   Furthermore, AIG has committed to purchase up to $65 million of New IPC common stock from New IPC to the extent that holders of more than 39% of Tempest's shares elected to receive cash in the amalgamation thereby increasing AIG's equity inter-est in the combined company up to approximately 24.4% of the outstanding shares -- AIG's current percentage ownership of IPC. AIG's equity commitment will permit IPC to increase the relative cash/stock mix of its proposal and reduce the risk and amount of proration in the event the cash election were over-subscribed. To the extent the equity commitment is not fully drawn by New IPC, AIG has indicated its intention following the consummation of the transaction to acquire additional shares of New IPC in open market or privately negotiated transactions from time to time, subject to market conditions and other fac-tors, in order to increase its equity interest to approximately 24.4%.


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         Financing

                   We have had discussions with a major money center bank with respect to all of the financing required to complete the transaction. Such bank has advised IPC it is prepared to execute a commitment letter for the entire amount. We expect that all borrowings will be repaid by December 31, 1996 from the combined company's cash flow and an orderly disposition of a portion of the investment portfolio.

         Process

                   Our Board of Directors strongly supports the proposed transaction and has authorized management to pursue this pro-posal with you. IPC's financial advisor, Morgan Stanley & Co. Incorporated, has advised IPC's Board of Directors that, sub-ject to, among other things, completion of its due diligence review of Tempest, if IPC enters into a definitive agreement with Tempest on the terms set forth in this proposal, Morgan Stanley expects to provide an opinion to IPC's Board that the consideration to be paid is fair, from a financial point of view, to IPC's shareholders.

                   We have reviewed the information contained in the ACE proxy statement and the Tempest Annual Reports regarding your business, financial condition, results of operations and pros-pects. However, our proposal is necessarily subject to our completion of an appropriate due diligence review, including access to non-public information regarding Tempest. Since we are in the same business as you, we anticipate that such due diligence can be completed within 3-4 days with your coopera-tion. Please furnish us with a customary confidentiality agreement that we will execute prior to receiving such non-public information.

                   We have also carefully reviewed the Agreement and Plan of Amalgamation dated as of March 14, 1996 (the "ACE Amal-gamation Agreement") relating to the ACE transaction. Subject to our receipt and review of the Disclosure Letter referred to in the ACE Amalgamation Agreement and your cooperation with our due diligence review, we would be prepared to move expedi-tiously to complete a definitive agreement to effect our pro-posal. Moreover, we would expect the definitive agreement to be substantially similar to the ACE Amalgamation Agreement.
         For example, we expect that the representations, warranties and covenants in our definitive agreement will essentially mirror those that you have negotiated with ACE, although we would de-lete Section 5.09 (relating to the waiver of appraisal rights and the lock-up) and Section 5.17 (relating to certain employee arrangements) and would address employee benefit issues once we understand the existing arrangements.

                   Our proposal is subject to termination of the ACE Amalgamation Agreement in accordance with its terms (without the payment of any termination fee or expenses to ACE unless such payments are required under ACE's current contract), ap-proval of a mutually satisfactory amalgamation agreement by our respective Boards of Directors, and approval by our respective shareholders. We anticipate that, with Tempest's cooperation, our transaction would be consummated by September 30, 1996. In order to provide greater certainty of consummation for our pro-posal, we would delete the following conditions to closing that are contained in the ACE Amalgamation Agreement:









                   * Section 6.02(c) (no material change in acquirer's
                     financial statements)
                   * Section 6.02(d) (no material adverse effect on ac-
                     quirer)
                   * Section 6.03(c) (no material change in the
                     Company's financial statements)
                   * Section 6.03(d) (no material adverse effect on the
                     Company)
                   * Section 6.03(e) (no national crisis or material
                     adverse change in financial markets)
                   * Section 6.03(f) (waiver of appraisal rights by 75%
                     of Company's shareholders)
                   * Section 6.03(l)(iv) (stop loss reinsurance with
                     General Re)(appropriate changes would be made to other General Re conditions to conform to our pro-posal described above)

                   I would like to reiterate that the combination of our two companies will create a leading reinsurer in the Bermuda market which should provide a tremendous investment opportunity for our shareholders. This will enable your shareholders to continue their investment in a focused, specialty property ca-tastrophe reinsurer that was the basis of their original in-vestment. On the basis of our superior proposal, we are confi-dent that your Board will carry out its fiduciary duties and provide the Tempest shareholders the opportunity to realize these benefits. In view of the importance of this matter, time is of the essence and we look forward to your earliest possible response.

                                       Sincerely,


                                       /s/ J.C.H. Johnson
                                       J.C.H. Johnson
                                       Chairman


         cc:  Tempest Board of Directors













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